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Exhibit 8.1

Subsidiaries of the Registrant

NAME	COUNTRY OF INCORPORATION
ActivCard Europe, S.A.	France
ADV Technologies, S.A.	France
ActivCard, Inc.	United States
ActivCard Asia Pte. Ltd.	Singapore
ActivCard, K.K.	Japan
Safe Data System S.A.	France
ActivCard Ireland Ltd.	Ireland
Authentic8 International Inc.	United States
Authentic8 Corporation Ltd.	Ireland
Authentic8 Corporation Intl. Ltd.	Ireland
Authentic8 Inc.	United States
Authentic8 Developments Pty. Ltd.	Australia
Authentic8 Pty. Ltd.	Australia
American Biometric Co. Ltd.	Canada
American Biometric Inc.	United States

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  Exhibit 8.1